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                                                                    EXHIBIT 12.1

                       RATIO OF EARNINGS TO FIXED CHARGES

            The following table shows our ratio of earnings to fixed
                       charges for the periods indicated:

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
                                                            SIX MONTHS             FISCAL YEAR
                                                               ENDED                  ENDED
                                                           JUNE 30, 2002        DECEMBER 31, 2001
                                                         -----------------      -----------------
                                                            (unaudited)
   Fixed Charges:
      Interest Expense................................       $        0              $        0
      Capitalized Expenses Related to
          Indebtedness................................           37,500                  99,500
          Total Adjusted Fixed Charges................           37,500                  99,500
   Earnings:
          Adjusted Earnings Before Preferred Payments
             to Limited Partnership Minority
             Interests and Preferred Shareholders.....        3,197,600               4,273,729
   Ratio of Earnings to Fixed Charges.................          8,526.5%                  4,295%
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